Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 2nd QUARTER 2019 RESULTS

KAPALUA RESORT, Hawaii, August 7, 2019 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $0.2 million, or $(0.01) per share, for the second quarter of 2019, compared to a net loss of $0.6 million, or $(0.03) per share, for the second quarter of 2018. The Company reported revenues of $3.1 million and $3.0 million during the second quarters of 2019 and 2018, respectively.

For the six months ended June 30, 2019, the Company reported a net loss of $1.3 million, or $(0.07) per share, compared to a net loss of $1.5 million, or $(0.08) per share, for the six months ended June 30, 2018. The Company reported revenues of $5.9 million and $5.5 million during the six months ended June 30, 2019 and 2018, respectively.

The Company did not have any sales of real estate assets during the first six months of 2019 and 2018.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2nd quarter 2019 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, agricultural and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended June 30,
	2019	2018
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate	$209	$300
Leasing	1,719	1,558
Utilities	929	810
Resort amenities and other	248	292
Total operating revenues	3,105	2,960

OPERATING COSTS AND EXPENSES
Real estate	255	443
Leasing	603	706
Utilities	586	520
Resort amenities and other	208	231
General and administrative	510	725
Share-based compensation	374	320
Depreciation	431	446
Total operating costs and expenses	2,967	3,391

OPERATING INCOME (LOSS)	138	(431)
Pension and other post-retirement expenses	(256)	(102)
Interest expense	(63)	(37)
NET LOSS	$(181)	$(570)
Pension, net of income taxes of $0	211	185
COMPREHENSIVE INCOME (LOSS)	$30	$(385)

NET LOSS PER COMMON SHARE--BASIC AND DILUTED	$(0.01)	$(0.03)

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(UNAUDITED)

	Six Months Ended June 30,
	2019	2018
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate	$366	$336
Leasing	3,396	3,053
Utilities	1,677	1,514
Resort amenities and other	509	599
Total operating revenues	5,948	5,502

OPERATING COSTS AND EXPENSES
Real estate	521	509
Leasing	1,178	1,284
Utilities	1,187	1,041
Resort amenities and other	533	584
General and administrative	1,350	1,556
Share-based compensation	972	899
Depreciation	863	885
Total operating costs and expenses	6,604	6,758

OPERATING LOSS	(656)	(1,256)
Pension and other postretirement expenses	(509)	(204)
Interest expense	(110)	(74)
NET LOSS	$(1,275)	$(1,534)
Pension, net of income taxes of $0	423	370
COMPREHENSIVE LOSS	$(852)	$(1,164)

NET LOSS PER COMMON SHARE--BASIC & DILUTED	$(0.07)	$(0.08)